EX. 10.1
 EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 21st day of February, 2012, by and between ChromaDex Corporation, a Delaware corporation (the “Company”) with an address of 4400 Biscayne Boulevard, Miami, Florida 33137 and Debra Heim, an individual residing at 4265 Hyacinth Circle North, Palm Beach Gardens, Florida 33410 (“Executive”).  As used herein, the “Effective Date” of this Agreement shall mean January 22, 2012.

W I T N E S S E T H:

WHEREAS, the Executive desires to be employed by the Company as its chief operating officer and president of the consumer products division and the Company wishes to employ Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1. Employment and Duties.  The Company agrees to employ, and Executive agrees to serve, as its chief operating officer and president of the consumer products division effective upon the appointment of Executive to such position by the board of directors of the Company.  The rights, duties and responsibilities of Executive shall include the right and duty to manage the day to day operations of the Company and such other duties and responsibilities as are consistent with Executive’s position hereunder.  Executive shall report and answer only to the Company’s Chief Executive Officer and not to any other person.

Executive shall devote a sufficient amount of her working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries in order to diligently and faithfully perform her duties and responsibilities duly assigned to her pursuant to this Agreement.  Executive shall be permitted to carry on additional activities provided that none of the additional activities interferes with the performance of the duties and responsibilities of Executive or are determined to be inconsistent with the position, standing, stature, reputation or best interests of the Company, nothing in this Section 1, shall prohibit Executive from (a) serving as a director or member of a committee of entities that do not, in the reasonable good faith determination of the Board, compete with the Company or otherwise create, or could create, in the reasonable good faith determination of the Board, a conflict of interest with the business of the Company; (b) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to her area of expertise; (c) serving as a director or trustee of any governmental, charitable or educational organization; (d) engaging in additional activities in connection with personal and/or business investments and community affairs; or (e) remaining involved in the activities of The Himmel Group and/or  Himmel Media LLC; provided that such activities are not competitive with the activities of the Company.

2. Term.  The term of this Agreement shall commence on the Effective Date and shall continue through January 31, 2014, unless earlier terminated in accordance with the provisions hereof, and shall be automatically renewed for successive one (1) year periods thereafter unless either party provides the other party with written notice of her or its intention not to renew this Agreement at least four (4) months prior to the expiration of the initial term or any renewal term of this Agreement.  “Employment Period” shall mean the initial term plus renewals, if any.

3. Place of Employment.  Executive's services shall be performed at the Company's offices located at 4500 PGA Boulevard, Suite 302, Palm Beach Gardens, Florida  33418 and from time to time at such other location or locations, at the discretion of Executive. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of her duties hereunder.

4. Base Salary.  For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Period a base salary (the “Base Salary”) at an annual rate of $225,000.  The then current Base Salary (as adjusted pursuant to this Agreement) shall be increased by 5% on each January 1 during the Employment Period.  In addition, the Base Salary as then in effect shall be subject to such further upward adjustments as shall be determined by the Board in its sole discretion. In addition, the Base Salary in effect at such time shall be increased by $50,000 at such time as the Company’s shares begin to be publicly traded on either the Nasdaq Stock Market, the American Stock Exchange or the New York Stock Exchange.  The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices.

5. Bonuses. During the Employment Period, the Executive shall be entitled to an annual bonus (the “Annual Bonus”) if the Company meets or exceeds criteria adopted by the Compensation Committee of the Board of Directors (the “Compensation Committee”) for earning Bonuses which shall be adopted by the Compensation Committee annually.  Bonuses shall be paid by the Company to the Executive promptly after determination that the relevant targets have been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Company’s annual audit and public announcement of such results and shall be paid promptly following the Company’s announcement of earnings.  The “Target Bonus” for Executive for 2012 shall be 100% of Base Salary upon substantially meeting the budgeted revenues and the budgeted EBITDA, and shall be paid pro-rata for performance in excess of such benchmarks, up to a maximum of 300% of Base Salary.  The Compensation Committee may provide for lesser or greater percentage Bonus payments for Executive upon achievement of partial or additional criteria established or determined by the Compensation Committee from time to time.  For the avoidance of doubt, if Executive is employed immediately prior to the expiration of the term of this Agreement, she shall be entitled to the Annual Bonus for such last year on a pro-rata basis through the last date of employment, even if she is not employed by the Company on the date the Annual Bonus is paid for such last year.  The Company and Executive shall negotiate in good faith the 2012 budget as soon as reasonably practicable after the date hereof.

In addition to what is set forth above, additional bonuses may be awarded by the Compensation Committee. The Bonus shall be paid by the Company to the Executive promptly after determination that if any targets relate to fiscal period performance having been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Company’s annual audit and public announcement of such results and shall be paid to Executive promptly following the Company’s announcement of earnings. In the event that the Compensation Committee is unable to act or if there shall be no such Compensation Committee, then all references herein to the Compensation Committee (except in the proviso to this sentence) shall be deemed to be references to the Board.

6. Severance Compensation.  Upon termination of Executive’s employment (other than upon the expiration of the Employment Period)(i) Executive shall be entitled to receive any earned but unpaid Base Salary through the termination date; (ii) Executive shall be entitled to receive any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of her duties and responsibilities for the Company during the period ending on the termination date, and (iii) Executive shall be entitled to receive any accrued but unused vacation time through the termination date. Further, unless the Executive’s employment is terminated as a result of her death or Disability or for Cause or Executive terminates her employment without Good Reason, then upon the termination or non-renewal of Executive’s employment, the Company shall pay to Executive a “Separation Payment” as follows:

a.
the Company shall pay Executive an amount equal to two (2) weeks of Executive’s Base Salary (as in effect immediately prior to the termination date) for each full year of service to a maximum of eight (8) weeks of Base Salary; and

b.
should Executive, at Executive's sole and exclusive option, provide the Company with the Company’s then reasonable and standard form of separation, waiver and release agreement releasing Company and its affiliates from any liability associated with this Agreement, then the Company shall:

i.
pay to Executive the Base Salary (in effect immediately prior to the termination date) until the last to occur (the "Separation Period") of (1) the expiration of the remaining portion of the Initial Term or the then applicable Renewal Term, as the case may be, or (2) the 12-month period commencing on the date Executive is terminated, the amount calculated under this subparagraph shall be payable in one lump sum, and

ii.
provide or reimburse Executive for the entirety of the Separation Period for the same or substantially the same medical, dental, long-term disability and life insurance pursuant to Section 9 to which Executive was entitled hereunder as of the date of termination provided, however, that in the case of such medical and dental insurance, that Executive makes a timely election for continuation coverage under COBRA,

iii.
pay Executive, in one lump sum, an amount equal to the product obtained by multiplying (x) the maximum Annual Bonus as set forth in Section 5 which Executive would have been otherwise entitled to receive by (y) the fraction in which the numerator is the number of calendar months in the Severance Period and the denominator of which is 12; and

iv.
all outstanding Options and other Equity Awards held by Executive immediately prior to the termination date shall immediately vest and become fully exercisable for the period of time indicated in the terms of each such Option or Equity Award.

Unless specified otherwise, the Company shall make such payments in accordance with its regular payroll schedule.

7. Equity Awards.  As of the date hereof:

a.	the Company shall grant to Executive 75,000 shares of restricted common stock at no cost to Executive which shall be immediately vested; and

b.	the Company shall grant to Executive an option to purchase 750,000 shares of the Company’s common stock (“First Option”); and

c.
the Company shall grant to Executive a further option to purchase 750,000 shares of the Company’s common stock (“Second Option”, and together with the First Option and any other options granted to Executive hereinafter referred to as the "Options"); and

d.
the Company shall sell to Executive and Executive shall purchase from the Company, 750,000 shares of restricted common stock at a purchase price of $0.001 per share ($750 for 750,000 shares), payable in cash by Executive to the Company on the date hereof.  The restricted stock granted under this subparagraph will vest in full on February 1, 2015 provided that the Stock Performance Condition is met.  The Stock Performance Condition shall be met if, and only if, at any time on or prior to February 1, 2015 the per share Fair Market Value of the Company’s common stock is at least equal to $1.296, subject to any per share price adjustments made in accordance with the Plan.  The term "Fair Market Value" shall mean (i) if the common stock of the Company is listed on an established stock exchange or a national market system, including without limitation the Over-the-Counter Bulletin Board market, the Nasdaq Global Market or Nasdaq Global Select Market of the National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") System, the average of the daily highest and the lowest trading prices for such stock averaged over all market trading days during the 30-day period prior to and including February 1, 2015, or (ii) if the common stock of the Company is not listed on an established stock exchange or national market system, shall be the fair market value as of February 1, 2015 as reasonably determined by the Board in good faith in accordance with Code Section 409A and the applicable Treasury regulations.  In the event of the termination of Executive’s employment for any reason or upon the occurrence of a Change of Control, the restricted stock granted under this subparagraph shall become immediately vested without regard to the Stock Performance Condition.

All grants and sales to Executive under this Section 7, together with any further Options or other equity awards granted Executive shall be collectively referred to herein as “Equity Awards”.  To the maximum extent possible, the Options and Equity Awards shall be issued pursuant to the Company's Second Amended and Restated 2007 Equity Incentive Plan, as it may be amended through the date of each grant (as amended, the "Plan") and the Options shall be "incentive stock options" as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Options will be governed by a separate Stock Option Agreement and by the Plan. The exercise price of the Options will be equal to the fair market value of the common stock of the Company on the date of the grant, as determined by the Compensation Committee in a manner consistent with Sections 409A and 422 of the Code.  Each of the Options will vest and become exercisable as follows: one third shall vest and become exercisable on the first anniversary of the grant, and the remaining two thirds of the option shall vest monthly over the twenty-four months following the first anniversary of the grant date, unless otherwise set forth herein.  The Company represents that all Equity Awards set forth in this Section have been approved by the Board.

The Annual Bonus, and any and all stock based compensation (such as options and equity awards) (collectively, the “Clawback Benefits”) shall be subject to “Company Clawback Rights” as follows: During the period that the Executive is employed by the Company and  upon the termination of the Executive’s employment and for a period of three (3) years thereafter, if there is a restatement of any financial results from which any Clawback Benefits to Executive shall have been determined, Executive agrees to repay any amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information.  All Clawback Benefits amounts resulting from such restated financial results shall be retroactively adjusted by the Compensation Committee to  take into account the restated results, and any excess portion  of  the Clawback Benefits  resulting from such restated results shall be immediately surrendered to the Company  and if not so surrendered within ninety (90) days of the revised calculation being provided to the Executive by the Compensation Committee following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment. The calculation of the Revised Clawback Benefits amount shall be determined by the Compensation Committee in good faith and in accordance with applicable law, rules and regulations.  All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Company and Executive.  The Clawback Rights shall terminate following a Change of Control, subject to applicable law, rules and regulations. For purposes of this Section 8, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits amounts shall mean a restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or  requirements which were not in effect on the date the financial statements were originally prepared (“Restatements”).  The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd-Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect.  Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd-Frank Act and such rules and regulation as hereafter may be adopted and in effect.

8. Expenses.  Executive shall be entitled to prompt reimbursement by the Company for all reasonable and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of her duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures.  Notwithstanding anything herein or in the Company’s policies and procedures to the contrary, Executive shall be reimbursed for all travel expenses and shall be entitled to travel and lodging equal to business class or greater.  In addition, the Company shall reimburse Executive for all reasonable and necessary attorney and legal fees incurred, up to the date hereof, by Executive in the review and negotiation of this Agreement and other matters related to her appointment as Chief Operating Officer in an amount not to exceed $15,000.

9. Other Benefits.  During the term of this Agreement, the Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in the same manner and at the same levels as the Company makes such opportunities available to the Company's managerial or salaried executive employees.  In the event that any waiting periods or other eligibility requirements are imposed prior to Executive becoming eligible for any of such Benefit Plans, then the Company shall reimburse Executive for the cost(s) incurred by Executive in maintaining her current benefit plans during any such waiting or eligibility periods.  The Executive shall be entitled to six (6) weeks of vacation (in addition to the usual national holidays) during each contract year during which she serves hereunder.  Such vacation shall be taken at such time or times as will be mutually agreed between the Executive and the Company.  Vacation not taken during a calendar year may be carried forward.

10. Termination of Employment.

(a)            Death.  If Executive dies during the Employment Period, this Agreement and the Executive’s employment with the Company shall automatically terminate and, except as set forth herein, the Company shall have no further obligations to the Executive or her heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to the Executive’s heirs, administrators or executors any earned but unpaid Base Salary, Base Salary through the end of the second calendar month after which Executive’s death occurred, unpaid pro rata Annual Bonus for the current year through the date of death, reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of her duties and responsibilities for the Company during the period ending on the termination date and any accrued but unused vacation time through the termination date.  Further, Executive shall be entitled to retain all vested Options and other vested Equity Awards held by Executive immediately prior to the date of death.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(b)            Disability.  In the event that, during the term of this Agreement the Executive shall be prevented from performing her duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and the Executive’s employment with the Company shall automatically terminate and, except as set forth herein, the Company shall have no further obligations or liability to the Executive or her heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executive or her heirs, administrators or executors any earned but unpaid Base Salary, Base Salary through the end of the second calendar month after which Executive is determined to have suffered a Disability, unpaid pro rata Annual Bonus for the current year accrued through the Executive’s last date of employment with the Company, reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of her duties and responsibilities for the Company during the period ending on the termination date and any accrued but unused vacation time through the termination date in accordance with Company policy. Further, Executive shall be entitled to retain all vested Options and other vested Equity Awards held by Executive immediately prior to the termination date.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of the Executive’s employment with the Company. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of her duties and responsibilities hereunder for a period of not less than an aggregate of three (3) months during any six (6) consecutive months.

(c)           Cause.

(1)           At any time during the Employment Period, the Company may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of the Executive to perform substantially her duties and responsibilities for the Company (other than any such failure resulting from Executive’s death or Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed her duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of her receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony, or (c) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Company. Termination under clauses (b) or (c) of this Section 10(c)(1) shall not be subject to cure.

(2)           For purposes of this Section 10(c), no act, or failure to act, on the part of Executive shall be considered “willful” unless done, or omitted to be done, by her in bad faith and without reasonable belief that her action or omission was in, or not opposed to, the best interest of the Company (including reputationally). Prior to any termination for Cause, Executive will be given fifteen (15) business days written notice specifying the alleged Cause event and will be entitled to appear (with counsel) before the full Board to present information regarding her views on the Cause event, and after such hearing, there is at least a majority vote of the full Board (other than Executive) to terminate her for Cause.  After providing the notice in foregoing sentence, the Board may suspend the Executive with full pay and benefits until a final determination pursuant to this Section 10(c) has been made.

(3)           Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or her heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid Base Salary, reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of her duties and responsibilities for the Company during the period ending on the termination date and any accrued but unused vacation time through the termination date in accordance with Company policy and (ii) Executive shall be entitled to retain all vested Options and other vested Equity Awards held by Executive immediately prior to the termination date.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d)           Good Reason and Without Cause.

(1)           At any time during the term of this Agreement, subject to the conditions set forth in Section 10(d)(2) below, the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) the assignment, without the Executive’s consent, to the Executive of duties that are significantly different from, and that result in a diminution of, the duties that she assumed on the Effective Date or the imposition of a requirement that Executive report to any person other than the Company’s Chief Executive Officer; (B) the assignment, without the Executive’s consent, to the Executive of a title that is different from and subordinate to the title Executive holds hereunder, provided, however, for the absence of doubt following a Change of Control, should the Executive cease to retain either the title or responsibilities assumed on the Effective Date, or Executive is required to serve in a diminished capacity or lesser title in a division or unit of another entity (including the acquiring entity), such event shall constitute Good Reason regardless of the title of Executive in such acquiring company, division or unit; (C) material breach by the Company of this Agreement; (D) the termination by Jeffrey Himmel or Patrick Dwyer of their employment or consultancy with the Company for “good reason” as defined in the separate agreement to be entered with such employee or consultant or the termination of the employment of Jeffrey Himmel or the consultancy of Patrick Dwyer unless such person shall be terminated on grounds for termination for “cause”, as defined in their Agreements, in the reasonable judgment of the Board and the basis therefore communicated to Executive; (E) the relocation of Executive’s regular office to a location that is more than ten (10) miles from Executive’s current office; and (F) upon the occurrence  of a Change of Control of the Company.

(2)           Executive shall not be entitled to terminate this Agreement for Good Reason unless and until she shall have delivered written notice to the Company within ninety (90) days of the date upon which the facts giving rise to Good Reason occurred of her intention to terminate this Agreement and her employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from the Executive of such written notice.

(3)           In the event that the Executive terminates this Agreement and her employment with the Company for Good Reason or the Company terminates this Agreement and Executive’s employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following her death, to the Executive’s heirs, administrators or  executors) the Separation Payment amount.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(4)           Executive shall not be required to mitigate the amount of any payment provided for in this Section 10(d) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 10(d) be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by Executive from any other source at any time before and after the termination date. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against Executive for any reason.

(e)           Without “Good Reason” by Executive.  At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Good Reason by providing prior written notice of at least thirty (30) days to the Company.  Upon termination by the Executive of this Agreement or the Executive’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to the Executive or her heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid Base Salary, reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of her duties and responsibilities for the Company during the period ending on the termination date and any accrued but unused vacation time through the termination date in accordance with Company policy.  Further, Executive shall be entitled to retain all vested Options and other vested Equity Awards held by Executive immediately prior to the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(f)            Change of Control.  Upon the occurrence of a Change of Control, the Company shall pay or provide to the Executive (or, following her death, to the Executive’s heirs, administrators or  executors) the Separation Payment amount set forth in Section 6.b. hereof, without regard to whether Executive continues in the employ of the Company or its successor.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. Executive shall be entitled For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50.1% or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Common Stock or securities convertible, exercisable or exchangeable into Common Stock directly from the Company or from any affiliate of the Company, or (B) any acquisition of Common Stock or securities convertible, exercisable or exchangeable into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.  For purposes of a Change of Control, sale or disposition of any asset or business unit, Executive shall be entitled to a success fee and the foregoing definition of Change of Control shall apply to the described events as they relate to such asset or business unit.

(g)            Any termination of the Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, provided, however, failure to provide timely notification shall not affect the employment status of Executive.

11. Confidential Information.

(a)           Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that she has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided Confidential Information shall not include information and know how that was known to Executive prior to her employment hereunder, is in or does hereafter become part of the public domain, or becomes known to others through no fault of the Executive.  The Executive acknowledges that such Confidential Information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by her in confidence.  In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after her employment hereunder, reveal, divulge or make known to any person, any Confidential information acquired by the Executive during the course of her employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 11 shall survive the termination of the Executive’s employment hereunder.

(b)           The Executive affirms that she does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

(b)           The Company acknowledges that notwithstanding the foregoing, Executive, through her extensive experience and contacts in the industry is already in possession of significant information and know how regarding the Company, its products and the industry within which it operates.  Nothing herein shall be deemed to restrict Executive, during the term hereof or thereafter, from disclosing or using any such information.

(c)           In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing her compensation or relating to reimbursement of expenses, (iii) information that she reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to her employment, or termination thereof, with the Company.

12. Non-Competition and Non-Solicitation.

(a)           The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients primarily in and throughout the United States (the “Territory”) (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Employment Period, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers. The provisions of this Section 13 shall survive the termination of the Executive’s employment hereunder.

(b)           The Executive hereby agrees and covenants that she shall not, during the Employment Period and any Separation Period, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than two percent (2%) of the outstanding securities of a Company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or equity-linked security position in portfolio companies that are directly competitive with the Company’s products or services; provided however, that the Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on the Executive's own behalf or on behalf of any other person or entity or otherwise howsoever, during the Employment Period and the Separation Period and thereafter to the extent described below, within the Territory:

(1)           Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in direct competition with the business of the Company;

(2)           Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of directly competing with the business of the Company;

(3)           Attempt in any manner to solicit or accept from any customer of the Company, with whom Executive had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services of the kind or competitive with the business of the Company for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

(4)           Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company, for the purpose of soliciting such other party to discontinue or reduce its business with the Company.

For purposes hereof, a business shall not be deemed to be in competition with the business of the Company, nor shall any products or services be deemed to compete with those of the Company, unless the Company presently produces, sells or distributes or, has, during the Employment Period, plans to produce, sell or distribute, such products or services.

With respect to the activities described in Paragraphs (1), (2), (3) and (4) above, the restrictions of this Section 12(b) shall continue during the Employment Period and until termination of the Separation Period following the termination of this Agreement or of the Executive’s employment with the Company (including upon expiration of this Agreement), whichever occurs later; provided, however that , in the event this Agreement or Executive’s employment   is terminated by Executive for Good Reason or is terminated by Company without Cause, then the restrictions contained in Section 12(b) shall continue during the Employment Period, and not beyond.

13. Section 409A.

The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii).  Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule.  Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit.  Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Executive’s termination occurs plus (y) the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

14. Golden Parachute Limitation.  Notwithstanding any other provision of this Agreement, in the event that it shall be determined that the aggregate payments or distributions by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), constitute “excess parachute payments” (as such term is defined under Section 280G of the Code) or any successor provision, and the regulations promulgated thereunder (collectively, “Section 280G”) that would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, “Section 4999”) or any interest or penalties with respect to such excise tax (the total excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be either (a) delivered in full, or (b) delivered to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable Federal, state or local income and employment taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax.  In the event that the Payments are to be reduced pursuant to this Section 15, such Payments shall be reduced such that the reduction of compensation to be provided to Executive as a result of this Section 15 is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero).  All calculations required pursuant to this Section 15 shall be performed in good faith by nationally recognized registered public accountants or tax counsel selected by the Company.

15. Miscellaneous.

(a)           The Executive acknowledges that the services to be rendered by her under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services.  Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by the Executive of Section 12 or Section 13 of this Agreement. Accordingly, the Executive agrees that any breach or threatened breach by her of Section 12 or Section 13 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)           Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c)           During the term of this Agreement, the Company (i) shall indemnify and hold harmless Executive and her heirs and representatives as provided in that certain indemnification agreement entered into by Executive and the Company on the date hereof attached hereto as Exhibit A; and (ii) shall cover Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company and (iii) shall, within fifteen (15) days of the date hereof, procure and maintain Side A coverage for its directors and officers with limits of not less than $5,000,000 per occurrence and in the aggregate.

(d)           This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged (it being understood that, pursuant to Section 7, the Plan and relevant option agreements shall govern with respect to the subject matter thereof). The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(e)           The Company acknowledges that Executive has performed services (and in the future may perform limited services to the extent permitted under Section 1 hereof) for the Chief Executive Officer’s affiliated entity, Himmel Media LLC, which may provide media buying and media advisory services to the Company, provided such services shall be provided on an arms’ length basis on terms no less favorable than are provided to any third party, and are fully disclosed by Executive in advance.

(f)           This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)           All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof.  Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(h)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the County and State of New York.

(i)           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(j)           The Executive represents and warrants to the Company, that she has the full  power and authority to enter into this Agreement and to perform her obligations hereunder and that the execution and delivery of this Agreement and the performance of her obligations hereunder will not conflict with any agreement to which Executive is a party.  The Company represents and warrants to Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[Signature page follows immediately]

IN WITNESS WHEREOF, the Executive and the Company have caused this Agreement to be executed as of the date first above written.

CHROMADEX CORPORATION By: Name: Title:
Debra Heim